PRESS RELEASE

For:	THE MACERICH COMPANY
Press Contact:	Arthur Coppola, President and Chief Executive Officer

              or

                        Thomas E. O’Hern, Executive Vice President and

Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES 13% INCREASE IN FFO PER SHARE

Santa Monica, CA (8/4/05) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter and six months ended June 30, 2005 which included funds from operations (“FFO”) per share – diluted increasing 13% to $1.00 compared to $.89 for the quarter ended June 30, 2004 and increasing to $1.99 for the six months ended June 30, 2005 compared to $1.79 for the comparable period in 2004. Total FFO – diluted increased by 13.2% to $77 million for the quarter compared to $68 million for the quarter ended June 30, 2004 and to $153 million for the six months ended June 30, 2005 compared to $137 million for the comparable period in 2004. The Company’s definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”). A reconciliation of net income per common share-diluted (“EPS”) to FFO per share-diluted is included in the financial tables accompanying this press release.

Net income available to common stockholders for the quarter ended June 30, 2005 was $6.7 million or $.11 per share-diluted compared to $17.1 million or $.29 per share-diluted for the quarter ended June 30, 2004. For the six months ended June 30, 2005 net income available to common stockholders was $24.9 million or $.42 per share-diluted compared to $35.2 million or $.60 per share-diluted for the six months ended June 30, 2004. A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Recent highlights:

•

During the quarter, Macerich signed 339,000 square feet of specialty store leases at average initial rents of $34.97 per square foot. First year rents on mall and freestanding store leases signed during the quarter were 13% higher than average expiring rents.

•

This quarter’s FFO per diluted share increased 13% to $1.00 from $.89 for the quarter ended June 30, 2004. The growth was reduced by approximately $.02 per share as a result of marking the director’s phantom stock to market.

•	Total same center tenant sales, for the quarter ended June 30, 2005, were up 6.0% compared to sales levels for the quarter ended June 30, 2004.
•	Portfolio occupancy at June 30, 2005 was 92.3% compared to 91.7% at June 30, 2004. On a same center basis occupancy was 92.1% at June 30, 2005 compared to 92.3% at June 30, 2004.
•	On April 25, 2005 the Company closed on the $2.333 billion acquisition of the Wilmorite portfolio.

Commenting on results and recent events, Arthur Coppola president and chief executive officer of Macerich stated, “The quarter was highlighted by the acquisition of Wilmorite. The addition of Tysons Corner, Danbury Fair Mall, Freehold Raceway Mall and the balance of the Wilmorite portfolio is a huge benefit for us. Tysons, Danbury, Freehold, along with our recently expanded Queens Center in New York, gives us a very substantial presence in the East.

Macerich enjoyed another quarter of double digit growth in FFO per share and we continue to see very strong occupancy levels and leasing activity. Our substantial redevelopment and growing development pipelines continue to progress well and we expect them to fuel our FFO growth in the years to come.

On July 28, 2005, Federated Department Store, Inc. announced that after their merger with May Department Stores, they plan to sell or dispose of 68 anchor stores where the two companies have duplicate locations. Within the Macerich portfolio, there are ten stores that were included in this announcement. These stores are located in highly productive Macerich malls which currently average approximately $470 per square foot. The recycling of these locations will result in the opportunity to introduce exciting new retailers to these centers and the possibility of accelerating the timing of currently planned expansions and remerchandising at several of the centers”.

Redevelopment and Development Activity

At Washington Square in suburban Portland, the Company is proceeding with a lifestyle oriented expansion project which consists of the addition of 76,000 square feet of shop space. The expansion is underway with substantial completion earmarked for the fourth quarter of 2005. New tenants include Cheesecake Factory, Pottery Barn Kids, Williams-Sonoma, Godiva and Papyrus. In addition agreement has been reached with Mervyn’s to recapture their 100,000 square foot location and recycle that square footage over the next two years.

At Fresno Fashion Fair, an 87,000 square foot lifestyle center expansion to the existing mall continues on schedule. The ground breaking took place in March 2005 with completion expected in the spring of 2006. Illustrative new tenants in the expansion include Cheesecake Factory, Sephora, Anthropologie, Bebe Sport, Lucky Brand Jeans and Fleming’s Steakhouse.

The recycling of the former Crossroads Mall, now named Twenty Ninth Street in Boulder, Colorado continues. The vast majority of the former mall has been demolished and construction has commenced on the 877,000 square foot open-air retail and entertainment center. The planned completion is in the fall of 2006.

The 364,000 square foot expansion of the recently acquired Tysons Corner Center is scheduled to open on September 29, 2005. The expansion is currently 97% leased. Included in the expansion is a 105,000 square foot, state of the art, 16-screen AMC theatre complex, five exclusive restaurants including Coastal Flats, Brio Tuscan Grille, Pauli Moto’s Asian Bistro, Gordon Biersch, and T.G.I. Friday’s. In addition the expansion features a two-level, 33,700 square foot Barnes & Noble and a 10-unit 800 seat food court. Notable tenants include Z Gallerie, West Elm, H by Tommy Hilfiger, Banana Republic Petites, Esprit, Sony Style, The North Face, Urban Outfitters, Guess, Mexx, Lucky Brand Jeans, Free People and Oakley. Also at Tysons Corner Center the entitlement process is underway to further expand our project with the addition of approximately 3 million square feet of office, residential and mixed use high-rise development.

Construction will begin soon on the SanTan Village regional shopping center in Gilbert, Arizona. The center is an outdoor open air streetscape project planned to contain in excess of 1,200,000 square feet on 120 acres. The center will be anchored by Dillard’s, Harkins Theatres and will contain a lifestyle shopping district featuring retail, office, residential and restaurants. Robinson’s-May had previously committed to this center and management anticipates that after the Federated/May Company merger that Macy’s will replace Robinson’s-May in this project. The project is scheduled to open in phases with completion by fall 2007.

Plans for Estrella Falls, a major regional shopping center and mixed use project, have been accelerated. The project is located on approximately 300 acres in Goodyear, Arizona. The Company will develop the regional mall, which will consist of approximately 1.2 million square feet, and will co-develop associated commercial uses surrounding the shopping center. The first phase of this project is anticipated to open in 2007 with completion of the mall in 2008.

Acquisitions

On April 25, 2005 the Company completed its $2.333 billion acquisition of Wilmorite Properties, Inc. and Wilmorite Holdings L.P. (“Wilmorite”). Wilmorite’s portfolio includes interests in 11 regional malls and two open-air community centers, with 13.4 million square feet of space located in Connecticut, New York, New Jersey, Kentucky and Virginia. Approximately 5 million square feet of gross leaseable area is located at three premier regional malls: Tysons Corner Center in McLean, Virginia, Freehold Raceway Mall in Freehold, New Jersey and Danbury Fair Mall in Danbury, Connecticut. The average tenant sales-per-square foot for these three centers is in excess of $539. The total portfolio average of mall store annual sales per square foot is $392. The addition of Tysons Corner Center, Freehold Raceway Mall and Danbury Fair Mall combined with the recently expanded Queens Center gives Macerich four premier super-regional malls in the East with combined total annual retail sales in excess of $2 billion.

Financing Activity

Concurrent with the Wilmorite closing, the Company repriced its $250 million unsecured term loan. The interest rate on the loan was reduced from LIBOR plus 2.50% to LIBOR plus 1.50%.

The Company has refinanced the mortgage on Lakewood Mall. The former mortgage of $127 million with interest at 7.1% was replaced with a $250 million 10-year fixed rate loan bearing interest at 5.41%.

Earnings Guidance

Management is reaffirming its previously issued guidance for 2005 FFO per share and revising its EPS guidance as follows:

Guidance for 2005 and reconciliation of EPS to FFO per share and to EBITDA per share:

Range per share:
Fully Diluted EPS	$ .89.......$ .99
Plus: Real Estate Depreciation and Amortization	$3.49..... $3.49
Less: other items including gain on asset sales	($.08).......($.08)
Fully Diluted FFO per share	$ 4.30......$4.40

Plus: Interest Expense per share	$4.43 .... $4.43
Plus: effect of preferred stock dividends	$ .33... .$ .33

Plus: Non real estate depreciation, income taxes

and ground rent expense per share		$ .23...... $ .23
EBITDA	per share	$9.29.... $9.39

Less: management company expenses, REIT

General and administrative expenses and
EBITDA of non-comparable centers	($2.87)... ($2.87)
Same center EBITDA per share	$ 6.42......$6.52

This range is based on many assumptions, including the following:

Management expects 2005 same center EBITDA to grow at a 2.5% to 3.0% rate compared to 2004 results. EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share.

Management has assumed short-term LIBOR interest rates will increase to 3.75% by year-end 2005.

The guidance is based on management’s current view of the current market conditions in the regional mall business. Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed or are under contract as of August 4, 2005. The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO. FFO does not include gains or losses on sales of depreciated operating assets.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 81% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 79 million square feet of gross leaseable area consisting primarily of interests in 76 regional malls. Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com and through CCBN at www.fulldisclosure.com. The call begins today, August 4, 2005 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for one year after the call.

Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)

Results of Operations:	For the Three Months		For the Three Months		For the Three Months
	Ended June 30,		Ended June 30,		Ended June 30,

	Unaudited				Unaudited
	2005	2004	2005	2004	2005	2004

Minimum Rents	$116,657	$80,126	($1,724)	($2,677)	$114,933	$77,449
Percentage Rents	3,068	2,400	(11)	(91)	3,057	2,309
Tenant Recoveries	57,172	41,519	(899)	(1,373)	56,273	40,146
Management Companies (c)	6,164	5,411	-	-	6,164	5,411
Other Income	6,033	4,854	(76)	(110)	5,957	4,744

Total Revenues	189,094	134,310	(2,710)	(4,251)	186,384	130,059

Shopping center and operating expenses	59,942	40,955	(1,217)	(1,480)	58,725	39,475
Management Companies' operating expenses (c)	12,800	12,000	-	-	12,800	12,000
Depreciation and amortization	54,173	35,311	(727)	(1,452)	53,446	33,859
General, administrative and other expenses	3,865	2,271	-	-	3,865	2,271
Interest expense	61,718	34,755	-	26	61,718	34,781
Loss on early extinguishment of debt	-	-	-	-	-	-
Gain (loss) on sale or writedown of assets	(141)	1,068	115	(302)	(26)	766
Pro rata income (loss) of unconsolidated entities (c)	16,338	13,310	-	-	16,338	13,310
Income (loss) of the Operating Partnership from continuing operations	12,793	23,396	(651)	(1,647)	12,142	21,749
Discontinued Operations:
Gain (loss) on sale of asset	-	-	(115)	302	(115)	302
Income from discontinued operations	-	-	766	1,345	766	1,345
Income before minority interests	12,793	23,396	-	-	12,793	23,396
Income allocated to minority interests	1,480	4,070	-	-	1,480	4,070
Net income before preferred dividends	11,313	19,326	-	-	11,313	19,326
Preferred dividends (a)	4,566	2,213	-	-	4,566	2,213
Net income to common stockholders	$6,747	$17,113	$ 0	$ 0	$6,747	$17,113

Average number of shares outstanding - basic	59,099	58,612			59,099	58,612

Average shares outstanding, assuming
full conversion of OP Units (d)	73,616	73,202			73,616	73,202

Average shares outstanding - diluted for FFO (d)	77,244	76,830			77,244	76,830

Per share income- diluted before discontinued operations	-	-			$0.10	$0.27

Net income per share-basic	$0.11	$0.29			$0.11	$0.29

Net income per share- diluted	$0.11	$0.29			$0.11	$0.29

Dividend declared per share	$0.65	$0.61			$0.65	$0.61

Funds from operations "FFO" (b) (d)- basic	74,706	65,836			74,706	65,836

Funds from operations "FFO" (a) (b) (d) - diluted	77,064	68,049			77,064	68,049

FFO per share- basic (b) (d)	$1.02	$0.90			$1.02	$0.90

FFO per share- diluted (a) (b) (d)	$1.00	$0.89			$1.00	$0.89

percentage change					12.64%

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (e)		Impact of SFAS 144 (e)		Results after SFAS 144 (e)

Results of Operations:	For the Six Months		For the Six Months		For the Six Months
	Ended June 30,		Ended June 30,		Ended June 30,

	Unaudited				Unaudited
	2005	2004	2005	2004	2005	2004

Minimum Rents	$211,454	$156,073	($3,486)	($5,520)	$207,968	$150,553
Percentage Rents	5,873	4,827	(43)	(119)	5,830	4,708
Tenant Recoveries	103,365	82,840	(1,877)	(2,649)	101,488	80,191
Management Companies (c)	11,441	10,014	-	-	11,441	10,014
Other Income	11,180	8,909	(144)	(296)	11,036	8,613

Total Revenues	343,313	262,663	(5,550)	(8,584)	337,763	254,079

Shopping center and operating expenses	108,906	81,243	(2,385)	(2,917)	106,521	78,326
Management Companies' operating expenses (c)	23,338	19,150	-	-	23,338	19,150
Depreciation and amortization	91,826	69,612	(1,413)	(2,435)	90,413	67,177
General, administrative and other expenses	6,517	5,294	-	-	6,517	5,294
Interest expense	104,282	68,088	(7)	(47)	104,275	68,041
Loss on early extinguishment of debt	-	405	-	-	-	405
Gain (loss) on sale or writedown of assets	1,463	1,094	(182)	(301)	1,281	793
Pro rata income (loss) of unconsolidated entities (c)	27,584	28,160	-	-	27,584	28,160
Income (loss) of the Operating Partnership from
continuing operations	37,491	48,125	(1,927)	(3,486)	35,564	44,639

Discontinued Operations:
Gain (loss) on sale of asset	-	-	182	301	182	301
Income from discontinued operations	-	-	1,745	3,185	1,745	3,185
Income before minority interests	37,491	48,125	-	-	37,491	48,125
Income allocated to minority interests	5,679	8,470	-	-	5,679	8,470
Net income before preferred dividends	31,812	39,655	-	-	31,812	39,655
Preferred dividends (a)	6,923	4,425	-	-	6,923	4,425
Net income to common stockholders	$24,889	$35,230	$ 0	$ 0	$24,889	$35,230

Average number of shares outstanding - basic	58,984	58,354			58,984	58,354

Average shares outstanding, assuming
full conversion of OP Units (d)	73,452	72,966			73,452	72,966

Average shares outstanding - diluted for FFO (d)	77,080	76,595			77,080	76,595

Per share income- diluted before discontinued operations	-	-			$0.39	$0.55

Net income per share-basic	$0.42	$0.60			$0.42	$0.60

Net income per share- diluted	$0.42	$0.60			$0.42	$0.60

Dividend declared per share	$1.30	$1.22			$1.30	$1.22

Funds from operations "FFO" (b) (d)- basic	148,303	132,307			148,303	132,307

Funds from operations "FFO" (a) (b) (d) - diluted	153,018	136,732			153,018	136,732

FFO per share- basic (b) (d)	$2.03	$1.82			$2.03	$1.82

FFO per share- diluted (a) (b) (d)	$1.99	$1.79			$1.99	$1.79

percentage change					11.21%

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a) On February 25, 1998, the Company sold $100,000 of convertible preferred stock and on June 16, 1998 another
$150,000 of convertible preferred stock was issued. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. These preferred shares are not assumed converted for purposes of net income per share for 2004 and
2005 as it would be antidilutive to those calculations.

On September 9, 2003, 5.487 million shares of Series B convertible preferred stock were converted into common shares.
The weighted average preferred shares outstanding are assumed converted for purposes of FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b) The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures.
NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods.
This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities.
FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Effective January 1, 2003, gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of peripheral land increased FFO for the three and six months ended June 30, 2005 and 2004 by
$0.3 million, $1.6 million, $1.0 million and $2.4 million, respectively, or by $.00 per share, $.02 per share, $.01 per share and $.03 per share, respectively. Additionally, SFAS 141 increased FFO for the three and six months ended June 30, 2005 and 2004 by $3.7 million, $6.0 million,
$1.9 million and $3.8 million, respectively or by $.05 per share, $.08 per share, $.02 per share and $.05 per share, respectively.

(c) This includes, using the equity method of accounting, the Company's prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented. Certain reclassifications have been made in the 2004 financial highlights to conform to the 2005 financial highlights presentation.

(d) The Macerich Partnership, LP has operating partnership units ("OP units"). Each OP unit can be converted into a share of Company stock. Conversion of the OP units has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding.

(e) In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"
("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The
Company adopted SFAS 144 on January 1, 2002. On December 17, 2004, the Company sold Westbar and the results for the three and six months ended June 30, 2004 have been reclassified to discontinued operations. The sale of Westbar resulted in a gain on sale of $6.8 million.
On January 5, 2005, the Company sold Arizona Lifestyle Galleries and the results for the three and six months ended June 30, 2004 have been reclassified to discontinued operations. The sale of this property resulted in a gain on sale of $0.3 million.
Additionally, the results of Crossroads Mall in Oklahoma for the three and six months ended June 30, 2005 and 2004 have been reclassified to discontinued operations as the Company has identified this asset for disposition.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	June 30,	Dec 31
Summarized Balance Sheet Information	2005	2004

	(UNAUDITED)
Cash and cash equivalents	$73,778	$72,114
Investment in real estate, net (h)	$5,392,694	$3,574,553
Investments in unconsolidated entities (i)	$1,061,939	$618,523
Total Assets	$7,081,428	$4,637,096
Mortgage and notes payable	$5,284,005	$3,230,120
Pro rata share of debt on unconsolidated entities	$1,454,305	$1,147,268

	June 30,	June 30,
Additional financial data as of:	2005	2004

Occupancy of centers (f)	92.30%	91.70%

Comparable quarter change in same center sales (f) (g)	6.00%	6.00%

Additional financial data for the six months ended:
Acquisitions of property and equipment - including joint ventures prorata	$2,457,446	$40,910
Redevelopment and expansions of centers- including joint ventures prorata	$60,377	$84,740
Renovations of centers- including joint ventures at prorata	$19,609	$16,711
Tenant allowances- including joint ventures at prorata	$14,347	$5,774
Deferred leasing costs- including joint ventures at prorata	$12,690	$9,576

(f) excludes redevelopment properties- 29th Street Center,
Parklane Mall, Santa Monica Place
(g) includes mall and freestanding stores.
(h) includes construction in process on wholly owned assets of $113,170 at June 30, 2005 and $88,228 at December 31, 2004.
(i) the Company's prorata share of construction in process on unconsolidated entities of $61,080 at June 30, 2005 and $32,047 at December 31, 2004.

	For the Three Months		For the Six Months
PRORATA SHARE OF JOINT VENTURES	Ended June 30,		Ended June 30,

	(UNAUDITED)		(UNAUDITED)

(Unaudited)	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004

Revenues:
Minimum rents	$51,254	$42,931	$95,819	$82,992
Percentage rents	1,644	1,221	3,551	2,729
Tenant recoveries	22,777	18,566	41,937	36,455
Other	2,936	1,286	5,755	3,276

Total revenues	78,611	64,004	147,062	125,452

Expenses:
Shopping center expenses	24,790	23,513	47,965	44,212
Interest expense	20,484	15,074	37,305	30,030
Depreciation and amortization	17,253	12,775	34,748	25,133

Total operating expenses	62,527	51,362	120,018	99,375

Gain on sale or writedown of assets	254	668	540	2,083

Net income	$16,338	$13,310	$27,584	$28,160

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months		For the Six Months
RECONCILIATION OF NET INCOME TO FFO (b)(e)	Ended June 30,		Ended June 30,
	(UNAUDITED)		(UNAUDITED)

	(All amounts in thousands)		(All amounts in thousands)

	2005	2004	2005	2004

Net income - available to common stockholders	$6,747	$17,113	$24,889	$35,230

Adjustments to reconcile net income to FFO- basic
Minority interest	1,480	4,070	5,679	8,470
(Gain ) loss on sale of wholly owned assets	141	(1,068)	(1,463)	(1,094)
plus gain on land sales- consolidated assets	-	334	1,308	334
( Gain) loss on sale or write-down of assets from
unconsolidated entities (pro rata share)	(254)	(668)	(540)	(2,083)
plus gain on land sales- unconsolidated assets	258	668	543	2,083
Depreciation and amortization on consolidated assets	54,173	35,311	91,826	69,612
Less depreciation and amortization allocable to minority interests	(1,404)	-	(1,825)	-
Depreciation and amortization on joint ventures (pro rata)	17,253	12,775	34,748	25,133
Less: depreciation on personal property and
amortization of loan costs and interest rate caps	(3,688)	(2,699)	(6,862)	(5,378)

Total FFO - basic	74,706	65,836	148,303	132,307
Additional adjustment to arrive at FFO -diluted
Preferred stock dividends earned	2,358	2,213	4,715	4,425
Preferred OP units - dividends	n/a - antidilutive		n/a - antidilutive

FFO - diluted	$77,064	$68,049	$153,018	$136,732

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	(UNAUDITED)		(UNAUDITED)

	(All amounts in thousands)		(All amounts in thousands)

Reconciliation of EPS to FFO per diluted share:	2005	2004	2005	2004

Earnings per share	$0.11	$0.29	$0.42	$0.60
Per share impact of depreciation and amortization real estate	$0.91	$0.62	$1.62	$1.23
Per share impact of gain on sale of depreciated assets	$0.00	($0.01)	($0.01)	($0.01)
Per share impact of preferred stock not dilutive to EPS	($0.02)	($0.01)	($0.04)	($0.03)

Fully Diluted FFO per share	$1.00	$0.89	$1.99	$1.79

THE MACERICH COMPANY	For the Three Months		For the Six Months
RECONCILIATION OF NET INCOME TO EBITDA	Ended June 30,		Ended June 30,

	(UNAUDITED)		(UNAUDITED)

	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004

Net income - available to common stockholders	$6,747	$17,113	$24,889	$35,230

Interest expense	61,718	34,755	104,282	68,088
Interest expense - unconsolidated entities (pro rata)	20,484	15,074	37,305	30,030
Depreciation and amortization - wholly-owned centers	54,173	35,311	91,826	69,612
Depreciation and amortization - unconsolidated entities (pro rata)	17,253	12,775	34,748	25,133
Minority interest	1,480	4,070	5,679	8,470
Less: Interest expense and depreciation and amortization
allocable to minority interests on consolidated assets	(1,619)	-	(2,157)	-
Loss on early extinguishment of debt	-	-	-	405
Loss (gain) on sale of assets - wholly-owned centers	141	(1,068)	(1,463)	(1,094)
Loss (gain) on sale of assets - unconsolidated entities (pro rata)	(254)	(668)	(540)	(2,083)
Preferred dividends	4,566	2,213	6,923	4,425

EBITDA (j)	$164,689	$119,575	$301,492	$238,216

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

THE MACERICH COMPANY
RECONCILIATION OF EBITDA TO SAME CENTERS - NET OPERATING INCOME ("NOI")
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	(UNAUDITED)		(UNAUDITED)

	(All amounts in thousands)		(All amounts in thousands)
	2005	2004	2005	2004

EBITDA (j)	$164,689	$119,575	$301,492	$238,216

Add: REIT general and administrative expenses	3,865	2,271	6,517	5,294
Management Companies' revenues (c)	(6,164)	(5,411)	(11,441)	(10,014)
Management Companies' operating expenses (c)	12,800	12,000	23,338	19,150
EBITDA of non-comparable centers	(60,666)	(16,404)	(89,953)	(28,811)

SAME CENTERS - Net operating income ("NOI") (k)	$114,524	$112,031	$229,953	$223,835

(j) EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity.
EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(k) The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company's general and administrative expenses.